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EMPLOYMENT AGREEMENT

    This Employment Agreement (the "Agreement") is entered into as of June  , 2001 (the "Effective Date"), by and between Internap Network Services Corporation (the "Company"), and [EMPLOYEE] ("Executive") (collectively the "Parties").

    1.  Position and Duties. Executive shall continue to serve as the [TITLE] for the Company, with such duties, authorities and responsibilities as are commensurate with such position. Executive shall continue to report to the [TITLE OF SUPERVISOR], and shall work from the Company's office in Seattle, Washington.

    2.  Base Salary. Executive shall receive a base salary of [SALARY/MONTH] per month, ([SALARY/ANNUAL] annualized), less standard payroll tax withholdings and deductions ("Base Salary"). Executive's Base Salary shall be paid semi-monthly in accordance with the Company's standard payroll practices.

    3.  Discretionary Bonus. Executive shall be eligible to receive an annual discretionary bonus of up to fifty percent (50%) of Executive's then current Base Salary based on the Company's performance and contributions made by Executive in a given calendar year, as evaluated by the Company's Board of Directors (the "Board") in its sole discretion (the "Discretionary Bonus"). The Board, in its sole discretion, shall determine the amount of any such Discretionary Bonus. Payment of any such bonus shall be subject to standard payroll tax withholdings and deductions. To be eligible for such bonus, Executive must be employed by the Company on December 31 of each calendar year for which the Discretionary Bonus is paid.

    4.  Stock Option Grants. The Parties acknowledge that Executive has been granted certain stock options as set forth in Exhibit A (collectively the "Options"). The Options continue in effect, and each will be subject to the terms and conditions of the Plan and Stock Option Agreement under which it was granted, as referenced in Exhibit A.

    5.  Nature of Employment. Executive's employment with the Company continues to be at-will. Both Executive and the Company shall have the right to terminate the employment relationship at any time, with or without cause, and with or without advance notice.

    6.  Severance Benefits. In the event that Executive's employment is terminated without Cause or Executive resigns for Good Reason, within thirteen (13) months of a Change in Control ("Change in Control Termination"), Executive shall receive a payment equal to twelve (12) months of Executive's then current Base Salary, less standard payroll tax withholdings and deductions.

      (a) For purposes of this Agreement, Change in Control means any of the following: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

      (b) For the purposes of this Agreement, Cause shall mean any of the following: (i) Executive's theft, dishonesty, or falsification of the Company's documents or records; (ii) Executive's participation in a fraud or act of dishonesty against the Company; (iii) any action taken in bad faith by Executive which has a detrimental effect on the Company's reputation or business; (iv) Executive's failure or inability to perform any reasonable assigned duties that is not remedied by Executive within forty-five (45) days of written notice of such failure or inability from the Company; (v) Executive's unremedied material breach of this Agreement after receipt of written notice discussed above, any violation of the Company's written policies constituting gross misconduct adversely and demonstrably affecting the Company's business or reputation, or any intentional violation of the Executive's Employee Confidentiality, Non-Raiding and Non-Competition Agreement that is not remedied by Executive within fourteen (14) days of written notice of such breach from the Company; or (vi) Executive's conviction (including any plea of guilty or nolo contendere) of any felony or crime involving dishonesty. Executive's physical or mental disability or death shall not constitute Cause hereunder.

      (c) For the purposes of the Agreement, Good Reason shall mean any one of the following events which occurs without Executive's consent: (i) any reduction of Executive's then existing Base Salary or annual bonus target by more than twenty-five percent (25%), except to the extent that such compensation of all other senior executives of the Company is similarly reduced; (ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would materially and adversely affect Executive's participation or reduce Executive's benefits under any such plans, except to the extent that such benefits and incentives of all other senior executives of the Company are similarly reduced; (iii) any material diminution of Executive's duties, responsibilities, authority, reporting structure, titles or offices (excluding for this purpose an isolated or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by Executive), provided Executive gives the Company written notice of such material diminution and it is not remedied by the Company within thirty (30) days of receipt of such notice; (iv) any request that Executive relocate to a work site that would increase Executive's one-way commute distance by more than fifty (50) miles from Executive's then principal residence; or (v) any material breach by the Company of its obligations under this Agreement that is not remedied by Company within thirty (30) days of written notice of such breach from Executive.

    7.  Parachute Payments. If any cash compensation payment, employee benefits or acceleration of vesting of stock options or other stock awards Executive would receive in connection with the termination of Executive's employment ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of Executive's termination of employment): reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of stock awards. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's stock awards unless the Executive elects in writing a different order for cancellation.

      (a) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Executive's termination of employment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting a change in ownership or effective control of the Company, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

      (b) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment arises (if requested at that time by the Company or Executive) or at such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

    8.  Release. Upon termination of Executive's employment, Executive shall execute and provide the Company with an effective release in the form attached hereto as Exhibit B (the "Release"), as a condition of Executive's receipt of any severance benefits provided under this Agreement.

    9.  Employee Confidentiality, Non-Raiding and Non-Competition Agreement. Executive acknowledges his or her ongoing obligations under the Employee Confidentiality, Non-Raiding and Non-Competition Agreement, attached hereto as Exhibit C. Executive's duties under the Employee Confidentiality, Non-Raiding and Non-Competition Agreement shall survive termination of Executive's employment with the Company.

    10. Proprietary Rights and Inventions. For purposes of this Agreement, the term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world. For purposes of this Agreement, the term "Inventions" shall mean all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.

      (a) Prior Inventions. Executive acknowledges that he or she has set forth on Exhibit D (Disclosure of Prior Inventions) attached hereto a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Executive's employment with the Company that Executive considers to be his or her property or the property of third parties and that Executive wishes to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands that he or she is not to list such Prior Inventions in Exhibit D but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit D for such purpose. If no such disclosure is attached, Executive represents that there are no Prior Inventions. If, in the course of Executive's employment with the Company, Executive incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Executive agrees that he or she has and will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without the Company's prior written consent.

      (b) Assignment of Inventions. Subject to Section 11(e) below, Executive hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all Executive's right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, at any time during Executive's employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 11, are hereinafter referred to as "Company Inventions."

      (c) Nonassignable Inventions. Executive recognizes that, in the event of a specifically applicable state law, regulation, rule, or public policy ("Specific Inventions Law"), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on Executive's own time without using the Company's equipment, supplies, facilities, or trade secrets and neither related to the Company's actual or anticipated business, research or development, nor resulted from work performed by Executive for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

      (d) Obligation to Keep Company Informed. Executive agrees that during the period of his or her employment and for one (1) year after the termination of his or her employment with the Company, Executive shall promptly and fully disclose in writing to the Company all Inventions authored, conceived or reduced to practice by Executive, either alone or jointly with others. In addition, Executive agrees to promptly disclose to the Company all patent applications filed by Executive or on his or her behalf within a year after the termination of his or her employment. At the time of each disclosure, Executive will advise the Company in writing of any Inventions that Executive believes fully qualify for protection under the provision of a Specific Inventions Law, and Executive will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without Executive's consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. Executive agrees to preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

      (e) Government or Third Party. Executive agrees to assign all Executive's right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

      (f)  Works for Hire. Executive acknowledges that all original works of authorship which are or were made by Executive (solely or jointly with others) within the scope of his or her employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

      (g) Enforcement of Proprietary Rights. Executive agrees to assist the Company in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. Executive's obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Executive's employment at mutually agreeable times, but the Company shall compensate Executive at a reasonable rate after Executive's termination for the time actually spent by Executive at the Company's request on such assistance.

    In the event the Company is unable for any reason, after reasonable effort, to secure Executive's signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

    11. Company Policies and Procedures. As an employee of the Company, Executive will be expected to abide by all of the Company's policies and procedures. The general employment policies and procedures of the Company shall also govern Executive's employment relationship with the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement shall control.

    12. General Provisions

      (a) This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors, administrators, except that Executive may not assign any of his or her duties hereunder and Executive may not assign any of his or her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

      (b) This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

      (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be modified so as to be rendered valid and enforceable in a manner consistent with the intent of the Parties insofar as possible.

      (d) A failure of Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      (e) Except to the extent provided herein, from and after the Effective Date, this Agreement shall supersede that certain offer letter from the Company to Executive dated [EFFECTIVE DATE], and any other employment, severance, change of control or other agreement, whether oral or written, between the Parties with respect to the subject matter hereof.

      (f)  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the Parties have executed this Agreement effected as of the day and year first above written.

[NAME]
INTERNAP NETWORK SERVICES CORPORATION
By:

[NAME] [TITLE]

Exhibit A—Schedule of Option Grants
Exhibit B—Release Agreement
Exhibit C—Employee Confidentiality, Non-Raiding and Non-Competition Agreement
Exhibit D—Disclosure of Prior Inventions

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EMPLOYMENT AGREEMENT